Exhibit 19.1

POLICY WITH RESPECT TO TRANSACTIONS IN UNITS OF PMMC, PMMC II AND MMLC II

Applicability: All GSAM

This policy governs transactions in units of AM private BDCs by directors, officers, portfolio managers and/or investment committee members of the applicable Company.

This policy (“Policy”) of Goldman Sachs Private Middle Market Credit LLC (“PMMC”), Goldman Sachs Private Middle Market Credit II LLC (“PMMC II”), and Goldman Sachs Middle Market Lending Corp. II (“MMLC II”) (each, a “Company”) governs your transactions in units of PMMC, PMMC II and shares of MMLC II (each such security, a “Unit” of the applicable Company)1 if you are a director, officer, portfolio manager and/or investment committee member of the applicable Company or an “Access Person” as defined in the Company’s Code of Ethics2 (a “Covered Person”).

Each Company has registered a class of equity securities under Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, certain persons (“Section 16 Reporting Persons”) are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act, and the underlying rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”), with respect to transactions in Units of the applicable Company. If you are a Section 16 Reporting Person, you are subject to certain additional restrictions as outlined in this Policy. AM Compliance shall maintain a list of Section 16 Reporting Persons and shall update the list as necessary to reflect the addition, resignation or departure of Section 16 Reporting Persons.

1.
With respect to PMMC and PMMC II, the term “Units” includes limited liability company common units and limited liability company preferred units issued by PMMC or PMMC II and includes any derivative security relating to PMMC or PMMC II, whether or not issued by PMMC or PMMC II. With respect to MMLC II, the term “Units” includes shares of common stock and preferred stock issued by MMLC II and includes any derivative security relating to MMLC II, whether or not issued by MMLC II.
2.
As defined in each Company’s Code of Ethics, Access Persons with respect to GS&Co. means only those directors, officers and general partners of GS&Co. who, in the ordinary course of business, make, participate in or obtain information regarding the purchase or sale of Covered Securities (as defined in such Code) by the applicable Company or whose functions or duties in the ordinary course of business relate to the making of any recommendations to such Company regarding the purchase or sale of Covered Securities. Access Persons with respect to GSAM means any director, officer, general partner or Advisory Person of GSAM. “Advisory Person” means: (i) any employee of GSAM (and any director, officer, general partner or employee of any company in a control relationship to the Company or GSAM) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by the applicable Company or whose functions relate to the making of any recommendations made on behalf of such Company with regard to the purchase or sale of a Covered Security.

POLICY WITH RESPECT TO TRANSACTIONS IN UNITS OF PMMC, PMMC II AND MMLC II

These policies apply to all Units owned by you in a Company for which you are a Covered Person, including those Units that you directly or indirectly beneficially own.

•
Direct Beneficial Ownership. Units are deemed to be beneficially owned directly if the Units are held in your name; in the name of a bank, broker or nominee for your account, or as joint tenants, tenants in common, tenants by the entirety or as community property.
•
Indirect Beneficial Ownership. Units are deemed to be beneficially owned indirectly if you have the opportunity to share in any profit derived from a transaction in Units through any contract, understanding, relationship or otherwise. This may include Units owned by your spouse or other members of your immediate family3 sharing the same household, and Units held by a trust, estate or other entity in which you have an interest or are otherwise affiliated.

These policies may be amended or modified in any respect at any time and from time to time. If you have any questions regarding these policies, contact AM Compliance.

Set forth below are links to other policies of the Companies that, in addition to this Policy, govern transactions in Units by Covered Persons:

3.
The term “immediate family” includes your spouse, children, grandchildren, siblings, parents, grandparents, and in-laws (but not aunts and uncles or nieces and nephews), regardless of whether the relationship arises by blood, marriage, or adoption.

POLICY WITH RESPECT TO TRANSACTIONS IN UNITS OF PMMC, PMMC II AND MMLC II

Buying or Selling Units

Blackout Periods (all Covered Persons)

1.
You may not subscribe for, otherwise acquire (except pursuant to a drawdown notice issued by the Company), sell or transfer Units during a “Blackout Period.”4
·
No Covered Person may subscribe for, or otherwise acquire (except pursuant to a drawdown notice issued by the Company), sell or transfer Units in a Company for which they are a Covered Person other than during the five week period beginning 24 hours after the filing of the applicable Company’s annual report on Form 10-K or quarterly report on Form 10-Q, as applicable, with the SEC.
·
In addition, no Covered Person may subscribe for, otherwise acquire (except pursuant to a drawdown notice issued by the Company), sell or transfer Units in the applicable Company during any special blackout periods that AM Compliance may designate. No Covered Person may disclose to any outside third party that a special blackout period has been designated.

Subscription/Sale Process and Restrictions (all Covered Persons)

1.
In addition to the requirements of the LLC Agreement with respect to Units in PMMC or PMMC II, any subscription for, acquisition (except pursuant to a drawdown notice issued by the applicable Company), sale or transfer of Units by Covered Persons must be approved by AM Compliance in advance. All Covered Persons who are Section 16 Reporting Persons5 must contact the applicable Company’s Chief Compliance Officer for approval prior to any transactions in Units (including submitting a subscription agreement to the Company) other than the acquisition of Units pursuant to a drawdown notice issued by the Company and as part of such request for approval, certify that they are not in possession of material non-public information with respect to such Company.
2.
Once approval has been obtained, the Covered Person should sign the subscription agreement or enter into the transaction, as applicable, on the same business day on which such approval is received.
3.
For Section 16 Reporting Persons, a Form 4 will be filed by AM Compliance on the director’s or officer’s behalf within 2 business days of (1) the applicable Company

4.
Your ability to otherwise acquire or sell Units of PMMC or PMMC II is also governed by Article 9 of the First Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) of PMMC and PMMC II.
5.
Section 16 Reporting Persons include officers and directors. Legal and Compliance maintains a list of Section 16 Reporting Persons.

POLICY WITH RESPECT TO TRANSACTIONS IN UNITS OF PMMC, PMMC II AND MMLC II

delivering6 a drawdown notice with respect to drawdowns by such Company of a Section 16 Reporting Person’s capital commitment to the Company and (2) entry into the transaction for all other transactions in Units (see SEC Reporting Obligations with Respect to Transactions Involving Your Units below).

4.
Covered Persons with a brokerage account at Goldman, Sachs & Co. should keep Units in such brokerage account and execute any transactions in Units in such account.
5.
For Section 16 Reporting Persons, details regarding any approved transaction involving Units executed through any other brokerage account at another brokerage firm (number of Units involved, relevant price) will need to be provided on the trade date to Compliance in order to ensure timely filing of Form 4. Units held at a brokerage account at another firm should be executed through a single brokerage account (or related accounts at a single brokerage firm), and the director or officer should enter into an agreement in the form set forth as Appendix A hereto with the brokerage firm responsible for such account.
1.
For Section 16 Reporting Persons, in order to ensure that Form 4s are filed on a timely basis, the form of agreement requires the broker-dealer responsible for such brokerage account to notify Goldman Sachs Asset Management L.P. (“GSAM”) on the trade date of any transaction in Units. Such notification is in addition to the pre-approval described above and must include all of the pertinent details necessary for AM Compliance to file the Form 4 (see SEC Reporting Obligations with Respect to Transactions Involving Your Units below).

Six Month Rule for Section 16 Reporting Persons

1.
Transactions in Units by Section 16 Reporting Persons are subject to a rule requiring such persons to hold an investment for a six month period.
·
Section 16 Reporting Persons are strictly liable for any profits they may realize from any purchase7 and sale, or any sale and purchase, of Units within a six month period (known as a “short-swing transaction”). There is a conclusive presumption that the Section 16 Reporting Person traded on the basis of inside information, or non-public information, when a short-swing transaction is executed. A Section 16 Reporting Person must disgorge any profit realized from a short-swing transaction.

6.
Notice, payment, demand or other communication shall be deemed to be delivered, given and received for all purposes: (a) on the day of it being sent, where delivered in person, sent by email, and when sent on any business day during normal working hours at the place of receipt; (b) on the following business day, where sent by email on any business day outside normal working hours or on any day which is not a business day; and (c) on the second business day following the date dispatched by Federal Express, DHL or any comparable courier service.
7.
With respect to drawdowns of capital commitments by a Company, the date of purchase is deemed to be the date on which the drawdown notice with respect to such Units was delivered by the applicable Company.

POLICY WITH RESPECT TO TRANSACTIONS IN UNITS OF PMMC, PMMC II AND MMLC II

It is the individual responsibility of a Section 16 Reporting Person, and a Section 16 Reporting Person’s personal financial and legal advisors, to maintain accurate records of his or her trades in Units and determine whether he or she will face disgorgement or other liabilities under the Exchange Act in connection with the execution of trades by a Section 16 Reporting Person in Units. Compliance will calculate short swing profits each time a short swing transaction in Units is reported to Compliance by a Section 16 Reporting Person

Other Types of Transactions in Units

If you intend to engage in other types of transactions in Units not covered by this Policy, including but, not limited to, hedging Units, buying calls and writing puts on Units, pledging Units, lending Units or donating Units, you must first contact AM Compliance.8

Transactions in Securities of other Companies

No director of a Company is permitted to own equity securities of a business development company managed by GSAM if such director is not a member of the board of directors of such business development company.

8.
Your ability to engage in such transactions in PMMC or PMMC II’s Units is also governed by Article 9 of the LLC Agreement.

POLICY WITH RESPECT TO TRANSACTIONS IN UNITS OF PMMC, PMMC II AND MMLC II

SEC Reporting Obligations with Respect to

Transactions Involving Your Units

It is the individual responsibility of each Section 16 Reporting Person to comply with the requirements of Section 16 of the Exchange Act. Nevertheless, GSAM will file Forms 3, 4 and 5 on behalf of Section 16 Reporting Persons. Accordingly it is the responsibility of the Section 16 Reporting Person to notify AM Compliance in a timely manner of all transactions in Units pursuant to these procedures.

Form 3 (Section 16 Reporting Persons)

1.
Upon becoming a Section 16 Reporting Person with respect to a Company, you must file a Form 3 for such Company electronically within 10 days (not business days) after you acquire such status. Even if you do not own any Units in the applicable Company, you are still required to file a Form 3 and report that no Units are owned.

Form 4 (Section 16 Reporting Persons)

1.
If you are a Section 16 Reporting Person with respect to a Company, purchases and sales of Units in such Company must be reported on a Form 4 filed with the SEC within two (2) business days of execution of your transaction9. This includes transactions with respect to which you have a direct or indirect “pecuniary” interest. Please contact Compliance with any questions concerning what constitutes a “pecuniary” interest.

Form 5 (Section 16 Reporting Persons)

1.
Section 16 Reporting Persons are required to electronically file on Form 5 details of any transactions and total beneficial ownership not previously reported on Forms 3 or 4.10 If all of your reportable transactions and holdings have been reported, you are not required to file a Form 5. Form 5 must be electronically filed within 45 days after the end of the applicable Company’s fiscal year.

9.
With respect to drawdowns of capital commitments by a Company, the date of execution of the transaction is deemed to be the date on which the drawdown notice with respect to such Units was delivered by the applicable Company. Form 4s will also be required to be filed for distributions in connection with the extinguishment of Units during the wind down and dissolution of a Company.
10.
Section 16 Reporting Persons reporting transactions that should have been filed on Form 4 may use Form 5 to report a delinquent transaction or holding (Form 4 may also be used to voluntarily report transactions earlier for those otherwise required on Form 5). The Section 16 Reporting Person is required to check a box in the upper left corner of Form 5 calling attention to the late filing. Section 16 Reporting Persons may report multiple transactions within a single Form 5; however, Section 16 Reporting Persons must report each late transaction separately, rather than aggregating transactions.

POLICY WITH RESPECT TO TRANSACTIONS IN UNITS OF PMMC, PMMC II AND MMLC II

Ceasing to be a Section 16 Reporting Person (Section 16 Reporting Persons)

1.
In the instance where you execute a reportable transaction and immediately cease to be a Section 16 Reporting Person for the applicable Company, you must report the transaction on Form 4 and check the exit box in the upper left corner of the first page of the Form. Transactions by a former Section 16 Reporting Person that occurred more than six months after the last reportable transaction while the person was a Section 16 Reporting Person are not required to be reported. However, a transaction following ceasing to be a Section 16 Reporting Person is reportable and could be subject to short-swing liability under Section 16(b) of the Exchange Act if it occurs within six months of an opposite transaction that occurred while a Section 16 Reporting Person,

Power of Attorney; EDGAR Codes

1.
With respect to any Form 3, 4 or 5 filings necessary for Section 16 Reporting Persons, AM Compliance will complete such forms on behalf of each such person pursuant to a power of attorney that is attached hereto as Appendix B. Section 16 Reporting Persons should ensure that power of attorneys are in place in order for your filing obligations to be fulfilled on a timely basis.
2.
GSAM will also maintain EDGAR Codes on behalf of each Section 16 Reporting Person in order to carry out the reporting obligations under this Policy.